Amendment to the
Shareholder Information Agreement (the “Agreement”), dated April 16, 2007 between
Transamerica Life Insurance Company
 And
Royce Fund Services, Inc.

All defined terms in the Agreement are applicable to this Amendment.

Effective September 13, 2012 the Agreement is amended as follows:

1.	The first paragraph of Section 1. “Agreement to Provide Information” is hereby deleted in its entirety and replaced by the following.

1.           Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)* or other government-issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.  Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.  Such requested information shall be provided by the Intermediary to the Fund or its Designee at the following e-mail address, which can be changed from time to time by an amendment to this Agreement executed by both parties:

Bruno@roycefunds.com

Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will continue to be in full force and effect.

In Witness Whereof, the following duly authorized officers have caused this Amendment to be executed:

Transamerica Life Insurance                      Royce Fund Services, Inc.
Company

By:       /s/ Arthur D. Woods_________                                                                           By:       /s/ John D. Diederich__________
Name:  Arthur D. Woods                                                      Name:  John D. Diederich
Title:    Vice President                                                                Title:     President___________

*  According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

S:\fundcomp\REORGANIZATION\Agreements\Participation Agreements\22c-2  Amendment Initiative - Fund Email Address\Royce Fund\Amend 22c-2- Royce Fund Services, Inc., TLIC - 09-11-12.doc